                                                                     EXHIBIT 99

                                 MONSANTO COMPANY AND SUBSIDIARIES

                       COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                                       (DOLLARS IN MILLIONS)
                                    THREE MONTHS
                                        ENDED
                                      MARCH 31,                  YEAR ENDED DECEMBER 31,
                                    -------------     ---------------------------------------------
                                    1997     1996     1996      1995       1994      1993     1992
                                    ----     ----     ----     ------     ------     ----     -----
Income from continuing
  operations before provision
  for income taxes..............    $394     $382     $540<F*> $1,087     $  895     $729     $(174)<F*>
Add
    Fixed charges...............      56       52      232        245        182      184       231
  Less capitalized interest.....      (1)      (1)     (14)       (11)       (10)     (12)      (16)
  Dividends from
    affiliated companies........      --        2       14          9          2        5         5
Less equity (income) loss of
  affiliated companies..........     (23)       9       24        (17)       (21)     (20)       (1)
                                    ----     ----     ----     ------     ------     ----     -----
    Income as adjusted              $426     $444     $796     $1,313     $1,048     $886     $  45
                                    ====     ====     ====     ======     ======     ====     =====

Fixed charges
  Interest expense..............    $ 43     $ 40     $171     $  190     $  131     $129     $ 169
  Capitalized interest..........       1        1       14         11         10       12        16
  Portion of rents
    representative of interest
    factor......................      12       11       47         44         41       43        46
                                    ----     ----     ----     ------     ------     ----     -----
      Fixed charges.............    $ 56     $ 52     $232     $  245     $  182     $184     $ 231
                                    ====     ====     ====     ======     ======     ====     =====

Ratio of earnings to fixed
  charges.......................    7.61     8.54     3.43       5.36       5.76     4.82      0.19
                                    ====     ====     ====     ======     ======     ====     =====

-------

<F*>Includes restructuring and other unusual items of $716 million and $699 million in 1996 and 1992, respectively. Excluding restructuring and other unusual items, the ratio of earnings to fixed charges would have been 6.52 and 3.22 in 1996 and 1992, respectively. The ratio was not materially affected by the restructuring and other unusual items in 1995, 1994 and 1993.
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